Exhibit 10.2
F5, INC.
NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM
This Non-Employee Director Compensation Program (the “Program”) was adopted by the Board of Directors (the “Board”) of F5, Inc. (the “Company”) on March 12, 2026.
Each member of the Board who is not an employee of the Company or any of its subsidiaries (a “Non-Employee Director”) shall receive compensation made up of annual cash retainers and a restricted stock unit (“RSU”) award for shares of the Company’s common stock (“Common Stock”), as set forth in this Program.
Cash Compensation
Board Service

Non-Employee Director Retainer:	$60,000
Non-Executive Chair Retainer:	$115,000
Lead Independent Director Retainer:	$35,000

Committee Service

Audit Committee Chair	$20,000
Risk Committee Chair	$20,000
Talent and Compensation Chair	$12,500
Nominating and Governance Committee Chair	$12,500
Audit Committee Member	$20,000
Risk Committee Member	$20,000
Talent and Compensation Committee Member	$12,500
Nominating and Governance Committee Member	$12,500
All cash retainers will be paid quarterly in arrears. If a Non-Employee Director does not serve in the applicable positions described above for an entire calendar quarter, the retainer paid shall be prorated for the portion of such calendar quarter actually served as a Non-Employee Director, or in such position, as applicable.

Equity Compensation

Annual RSU Award:
Each person who is a Non-Employee Director of the Company on the date of the annual meeting of shareholders after such meeting (the “Annual Director Grant Date”) shall automatically receive a grant of RSUs representing the right to receive that number of shares equal to $275,000 (“Annual RSU Value”) divided by an average of the closing price of Common Stock during the 30-trading days prior the Annual Director Grant Date, rounded up to the nearest whole share.

Initial RSU Award:	Non-Employee Directors who are appointed to the Board within six months after the date of the prior annual meeting of shareholders shall receive a grant of RSUs based on the full Annual RSU Value and Non-Employee Directors appointed to the Board more than six months after the date of the prior annual meeting of shareholders will receive a grant of RSUs based on a pro-rated Annual RSU Value (the “Initial RSU Award”). Such Initial RSU Awards to Non-Employee Directors commencing mid-year shall be made on the first business day of the month following the date of appointment (the “New Director Grant Date”) and determined by dividing the full or pro-rated Annual RSU Value, as applicable, by an average of the closing price of Common Stock during the 30-trading days prior to the New Director Grant Date, rounded up to the nearest whole share.
Each RSU granted under the Program shall be made under the F5, Inc. 2026 Incentive Award Plan (the “Plan”) and shall be subject to the terms and conditions thereof and the applicable award agreement. Annual RSU awards and Initial RSU awards shall vest on the day immediately prior to the date of the next Company annual meeting of shareholders occurring after the date of grant, subject to the Non-Employee Director continuing in service on the Board through such vesting date. In the event of a “Change of Control” as defined in the Change of Control Agreement form filed with the Securities and Exchange Commission by the Company on May 4, 2009 as an exhibit to the Company’s Form 8-K (“Change of Control”), the vesting of 100% of the Annual RSU awards and Initial RSU awards shall be accelerated in full.
The Board may approve equity awards outside of the Annual or New Director Grant Dates to select individuals in the event of extraordinary circumstances. In no event shall a grant be made before the first day of commencement of services for any new Non-Employee Director.
Special Committee Service
If the Board establishes a Special Committee (e.g., for mergers, investigations, or other extraordinary matters), compensation for service on such committee will be determined by the Board at the time of formation, based on the anticipated scope, duration, and complexity of the committee’s work.  Special Committee compensation will be set to reflect the additional time and responsibilities required, and may include a monthly retainer, per-meeting fees, or other forms of compensation as deemed appropriate.
Expense Reimbursement
All Non-Employee Directors will be reimbursed for reasonable and properly documented out-of-pocket travel and other business expenses in connection with service on the Board or any committee of the Board in accordance with the Company’s applicable expense reimbursement policies and procedures as in effect from time to time.
Taxes
Each Non-Employee Director will be solely responsible for any tax obligations incurred by such Non-Employee Director as a result of the equity and cash payments such Non-Employee Director receives.

Section 409A
It is the intent of this Program that this Program and all payments hereunder be exempt from or otherwise comply with the requirements of Internal Revenue Code Section 409A (“Section 409A”) so that none of the compensation to be provided hereunder will be subject to the additional tax imposed under Code Section 409A, and any ambiguous language will be interpreted accordingly. To the extent any reimbursements or in-kind benefits provided to a Non-Employee Director pursuant to this Program constitute “deferred compensation” under Section 409A, any such reimbursement or in-kind benefit are intended to be paid in a manner consistent with Treasury Regulation Section 1.409A-3(i)(1)(iv), including the requirements that the amount of reimbursable expenses or in-kind benefits provided during a year may not affect the expenses eligible for reimbursement or in-kind benefits provided in any other year and that any reimbursement be made on or before the last day of the calendar year following the calendar year in which the expense was incurred. In no event will the Company have any responsibility, liability or obligation to reimburse, indemnify or hold harmless a Non-Employee Director or any other person for any taxes imposed or other costs incurred, as a result of Section 409A.
Revisions
The Board may amend, alter, suspend or terminate this Program at any time and for any reason. Termination of this Program will not affect the ability of the Board or the Talent and Compensation Committee under the Plan to exercise the powers granted to it with respect to RSUs granted pursuant to this Program, including, without limitation such applicable powers set forth in the F5, Inc. Incentive Plan.